EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 21, 2005

FOR IMMEDIATE RELEASE

John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074.

Access the Webcast of the Paychex, Inc. Third Quarter Earnings Release Conference Call scheduled for March 22, 2005 at
     10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS

ROCHESTER, NY, March 21, 2005 — Paychex, Inc. (the “Company”) (NASDAQ:PAYX) today announced record net income of $92.8 million, or $.24 diluted earnings per share, for the three months ended February 28, 2005, an increase of 15% over net income of $80.5 million, or $.21 diluted earnings per share, from the prior year third quarter. Total revenues for the three months ended February 28, 2005 were $373.9 million, a 9% increase over $342.6 million from the prior year third quarter.

For the nine months ended February 28, 2005, the Company reported net income of $267.4 million, or $.70 diluted earnings per share, an increase of 11% over net income of $241.5 million, or $.64 diluted earnings per share, from the same period last year. Total revenues were $1,066.1 million, an increase of 11% over $964.0 million from the same period last year.

“We have, once again, experienced record financial results for the quarter and for the first nine months of fiscal 2005. Our financial results remain in line with our expectations,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “Our focus continues to be on growth in our client base - both through adding new clients and selling our ancillary services into the base. We were also pleased to see our first significant increase in interest on funds held for clients since fiscal 2001. We expect the full year fiscal 2005 to be another year of record revenues and net income. Estimated total revenue growth for fiscal 2005 is expected to be near the upper end of 9% to 11%, and we expect the total revenue growth to be accompanied by net income growth in the range of 17% to 19%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

SERVICE REVENUES

For the three months ended February 28, 2005, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $357.1 million, an increase of 9% over $328.1 million from the prior year third quarter. For the nine months ended February 28, 2005, service revenues were $1,026.2 million, an increase of 11% over $921.6 million from the same period last year.

Payroll service revenue increased 8% for the third quarter of fiscal 2005 and 9% for the nine months of fiscal 2005 to $292.0 million and $851.0 million, respectively. Positive year-over-year growth in Payroll service revenue resulted from organic client base growth, increased utilization of ancillary services, and price increases. The growth rate in the third quarter of fiscal 2005 was impacted by one less calendar billing day than in the prior year third quarter. Due to one additional calendar billing day in the first quarter of fiscal 2005, there was no impact for the nine months of fiscal 2005 as compared to same period last year. As of February 28, 2005, 90% of all clients utilized the Company’s tax filing and payment services and 65% of all clients utilized employee payment services. Major Market Services revenue increased 25% and 27% for the third quarter and nine months of fiscal 2005 to $47.3 million and $130.8 million, respectively.

Human Resource and Benefits service revenue increased 13% for the third quarter of fiscal 2005 and 24% for the nine months of fiscal 2005 to $65.1 million and $175.2 million, respectively. The increases reflect growth in clients for Retirement Services, growth in client employees served by Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services, and the benefit of revenue from the April 2004 acquisition of Stromberg time and attendance products.

Retirement Services revenue increased 17% in both the third quarter and nine months of fiscal 2005 from the same periods last year to $24.0 million and $67.5 million, respectively. Administrative fee revenue from PAS and PEO products increased 32% in the third quarter of fiscal 2005 and 40% in the nine months of fiscal 2005 from the same periods last year to $16.9 million and $49.4 million, respectively. PEO workers’ compensation revenue was affected by refunds of PEO workers’ compensation insurance premiums and reductions in the estimated claim loss exposure related to prior year periods. Excluding total PEO revenue, Human Resource and Benefits service revenue increased 25% and 28% for the three and nine month periods of fiscal 2005, respectively, from the same periods last year.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients increased 15% to $16.8 million for the third quarter of fiscal 2005, but decreased 6% to $39.9 million for the nine months of fiscal 2005. The increase in interest on funds held for clients for the third quarter of fiscal 2005 is attributable to higher average interest rates earned and higher average portfolio balances resulting from client base growth, partially offset by a decrease in net realized gains on the sales of available-for-sale securities. The decrease in interest on funds held for clients for the nine months of fiscal 2005 is primarily attributable to lower net realized gains on the sales of available-for-sale securities, partially offset by higher average interest rates earned and higher average portfolio balances. Average portfolio balances were $3.0 billion for the third quarter of fiscal 2005 and $2.6 billion for the first nine months of fiscal 2005, compared with $2.7 billion and $2.4 billion for the respective periods last year. The average interest rate earned by the funds held for clients portfolio was 2.2% for the third quarter of fiscal 2005 and 2.0% for the first nine months of fiscal 2005, compared with 1.6% and 1.8% for the respective periods last year. Included in interest on funds held for clients were $0.1 million net realized losses on sales of available-for-sale securities for the third quarter of fiscal 2005 and $0.1 million of net realized gains on sales of available-for-sale securities for the nine months of fiscal 2005. This compared with net realized gains on sales of available-for-sale securities of $3.5 million and $10.6 million for the respective periods last year.

CONSOLIDATED EXPENSES AND OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 5% for the third quarter of fiscal 2005 and 9% for the nine months of fiscal 2005 over the same periods last year. In the third quarter of fiscal 2004, the Company recorded $9.2 million of expense charges to increase the reserve for pending legal matters. Consolidated expenses, excluding the reserve for pending legal matters, increased by 10% and 11%, respectively, for the third quarter and nine months of fiscal 2005. These increases are primarily the result of increases in personnel, information technology, and other costs incurred to support organic growth, and the additional expenses incurred as a result of the acquisition of Stromberg in April 2004.

Operating income increased 16% to $135.4 million in the third quarter of fiscal 2005 and 13% to $390.9 million in the nine months of fiscal 2005, respectively, from the same periods last year. Operating income growth is impacted by fluctuations in interest rates earned and net realized gains and losses on sales of available-for-sale securities in the funds held for clients’ investment portfolio.

INVESTMENT INCOME, NET

Investment income, net decreased 2% for the third quarter of fiscal 2005 and 33% for the nine months of fiscal 2005 to $3.1 million and $8.1 million, respectively. The decreases in fiscal 2005 are primarily attributable to lower net realized gains on the sales of available-for-sale securities, partially offset by higher average portfolio balances. The nine months of fiscal 2005 was also impacted by lower average interest rates earned. Average portfolio balances for the corporate investment portfolio were approximately $614 million and $567 million for the third quarter and first nine months of fiscal 2005, respectively, compared with average portfolio balances of $466 million and $422 million in the respective periods last year. The average interest rate earned for the corporate investment portfolio was 2.2% for the third quarter of fiscal 2005 and 2.0% for the first nine months of fiscal 2005, compared with 2.2% and 2.5% in the respective periods last year. There were no net realized gains on the sale of available-for-sale securities in the third quarter and nine months of fiscal 2005, compared with net realized gains of $1.0 million and $5.2 million in the respective periods last year.

INCOME TAXES

The Company’s effective income tax rates were 33.0% for both the third quarter and nine months of fiscal 2005, compared with 32.7% and 32.6% for the respective periods last year.

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The Company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 505,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by the Company’s management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K filed on July 20, 2004: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, effective execution of expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possibility that internal control weaknesses may be identified during control reviews; potential unfavorable outcomes related to pending legal matters; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in the market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended		For the nine months ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004
Revenues:
Service revenues	$357,094	$328,088	$1,026,173	$921,565
Interest on funds held for clients (A)	16,767	14,518	39,948	42,393

Total revenues	373,861	342,606	1,066,121	963,958

Expenses:
Operating expenses	86,035	79,239	246,309	225,345
Selling, general, and administrative expenses	152,444	146,894	428,864	392,247

Total expenses	238,479	226,133	675,173	617,592

Operating income	135,382	116,473	390,948	346,366

Investment income, net (A)	3,099	3,166	8,109	12,186

Income before income taxes	138,481	119,639	399,057	358,552

Income taxes	45,699	39,121	131,689	117,007

Net income	$92,782	$80,518	$267,368	$241,545

Basic earnings per share	$0.25	$0.21	$0.71	$0.64

Diluted earnings per share	$0.24	$0.21	$0.70	$0.64

Weighted-average common shares outstanding	378,403	377,601	378,257	377,224

Weighted-average common shares outstanding assuming dilution	379,814	379,795	379,737	379,410

Cash dividends per common share	$0.13	$0.12	$0.38	$0.35

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at the Company’s website, www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	February 28,	May 31,
	2005	2004
ASSETS
Cash and cash equivalents	$279,112	$219,492
Corporate investments (A)	414,269	304,348
Interest receivable	19,525	22,564
Accounts receivable, net of allowance for doubtful accounts	146,827	135,764
Deferred income taxes	26,162	25,646
Prepaid income taxes	—	1,962
Prepaid expenses and other current assets	20,307	16,938

Current assets before funds held for clients	906,202	726,714
Funds held for clients (A)	3,058,911	2,553,733

Total current assets	3,965,113	3,280,447
Property and equipment, net of accumulated depreciation	176,578	171,346
Intangible assets, net of accumulated amortization (B)	74,047	84,551
Goodwill (B)	405,992	405,652
Other long-term assets	7,435	8,207

Total assets	$4,629,165	$3,950,203

LIABILITIES
Accounts payable	$23,385	$22,589
Accrued compensation and related items	95,327	87,344
Deferred revenue	5,081	3,650
Accrued income taxes	19,042	—
Legal reserve	27,356	35,047
Other current liabilities	23,330	18,049

Current liabilities before client fund deposits	193,521	166,679
Client fund deposits	3,063,172	2,555,224

Total current liabilities	3,256,693	2,721,903
Deferred income taxes	15,991	14,396
Other long-term liabilities	25,090	13,931

Total liabilities	3,297,774	2,750,230

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 378,459 shares at February 28, 2005 and 377,968 shares at May 31, 2004, respectively	3,785	3,780
Additional paid-in capital	237,114	227,164
Retained earnings	1,095,349	971,738
Accumulated other comprehensive loss	(4,857)	(2,709)

Total stockholders’ equity	1,331,391	1,199,973

Total liabilities and stockholders’ equity	$4,629,165	$3,950,203

(A)	The combined funds held for clients and corporate investments’ available-for-sale securities balance reflected net unrealized losses of $7.4 million at February 28, 2005, compared with net unrealized losses of $4.2 million at May 31, 2004. During the first nine months of fiscal 2005, the net unrealized gain/(loss) position ranged from a net unrealized loss of $7.5 million to a net unrealized gain of $10.6 million. The Company’s investment portfolios reflected a net unrealized loss position of approximately $10.7 million at March 18, 2005.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions is not amortized, but is tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.